Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated July 30, 2014, relating to the financial statements of HDFC Bank Limited (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of the Indian Rupee into U.S. dollar amounts) and the effectiveness of HDFC Bank Limited’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of HDFC Bank Limited for the year ended March 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Haskins & Sells LLP

Mumbai, Maharashtra, India

February 4, 2015